As filed with the Securities and Exchange Commission on June 5, 2018

Registration No. 333-143463

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alliance Holdings GP, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	03-0573898
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-1415

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

R. Eberley Davis

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-1415

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David P. Oelman

Shamus M. Crosby

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Shelf Registration Statement on Form S-3 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by Alliance Holdings GP, L.P. (“AHGP”).

•                  Registration Statement No. 333-143463, filed on June 1, 2007, registering the offering and sale from time to time by the selling unitholders named therein of up to 47,363,000 units representing limited partner interests in AHGP (each, an “AHGP common unit”).

Pursuant to the Simplification Agreement, dated as of February 22, 2018, by and among AHGP, Alliance GP, LLC, certain subsidiaries of AHGP and AGP, Alliance Resource Partners, L.P. (“ARLP”), Alliance Resource Management GP, LLC, and Alliance Resource GP, LLC, through a series of transactions (the “simplification transactions”), among other things, (i) AHGP became a wholly owned subsidiary of ARLP, and (ii) each outstanding AHGP common unit was canceled and converted into the right to receive a portion of the common units representing limited partner interests in ARLP held by AHGP and its subsidiaries.

As a result of the simplification transactions, AHGP has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the registrant hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, Oklahoma, on June 5, 2018. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

ALLIANCE HOLDINGS GP, L.P.

By:	NEW AHGP GP, LLC,
its general partner

By:	/s/ R. Eberley Davis
Name:	R. Eberley Davis
Title:	Senior Vice President, General Counsel and Secretary

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